UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

MICROS SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROS SYSTEMS, INC.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 17, 2006

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MICROS Systems, Inc. (“MICROS” or the “Company”) will be held at 11:00 a.m. Eastern Standard Time on Friday, November 17, 2006, at the MICROS Corporate Headquarters Building, 7031 Columbia Gateway Drive, Columbia, Maryland, 21046, for the following purposes:

(1)

To elect six directors to hold office for one-year terms and until their respective successors are duly elected and qualified (“Proposal 1”) (the Board of Directors recommends a vote FOR the election of the nominated directors);

(2)

To consider ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the 2007 fiscal year (“Proposal 2”) (the Board of Directors recommends a vote FOR such proposal);

(3)

To consider an amendment to the Company’s 1991 Stock Option Plan, which currently is scheduled to expire on December 31, 2006, so as to provide for an extension of the existing Option Plan until December 31, 2010 (“Proposal 3”) (the Board of Directors recommends a vote FOR such proposal);

(4)

To consider an amendment to the Company’s 1991 Stock Option Plan to authorize the issuance of an additional 600,000 shares of Common Stock under the Option Plan (“Proposal 4”) (the Board of Directors recommends a vote FOR such proposal); and

(5)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

          The close of business on October 4, 2006, has been fixed as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting.  Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

Columbia, Maryland	/s/ Thomas L. Patz
October 18, 2006
Thomas L. Patz, Executive Vice President,
Strategic Initiatives, General Counsel and
Corporate Secretary

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

MICROS SYSTEMS, INC.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

PROXY STATEMENT

Annual Meeting of Shareholders
November 17, 2006

VOTING RIGHTS AND PROXY SOLICITATION

          This Proxy Statement is furnished to Shareholders of MICROS Systems, Inc. (“MICROS” or the “Company”) in connection with the solicitation by the Board of Directors of MICROS of proxies to be used at the Annual Meeting of Shareholders to be held on Friday, November 17, 2006, 11:00 a.m. Eastern Standard Time, at the MICROS Corporate Headquarters Building, 7031 Columbia Gateway Drive, Columbia, Maryland, 21046, and at any adjournments or postponements thereof.

          It is anticipated that this Proxy Statement and form of proxy will initially be mailed to Shareholders on or about October 18, 2006.

          If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon.  EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AND FOR PROPOSALS 2, 3, AND 4.  If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters in their best judgment.

          The presence of a Shareholder at the Annual Meeting will not automatically revoke such Shareholder’s proxy.  Shareholders may, however, revoke a proxy at any time before its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

          The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company.  In addition to the solicitation of proxies by mail, the Company, through its Directors, officers and regular employees, may also solicit proxies personally or by telephone or facsimile.  The Company will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable out-of-pocket expenses in doing so.  The Company may retain a proxy solicitor if it were to determine subsequently that such action is appropriate.

          The securities that can be voted at the Annual Meeting consist of shares of Common Stock of the Company with each share entitling its holder to one vote.  The close of business on October 4, 2006, has been fixed as the record date for determination of Shareholders entitled to vote at the meeting.  The number of shares outstanding on October 4, 2006, was 39,371,461.  The presence in person or by proxy of Shareholders holding of record a majority of all votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.  Proxy cards received by the Company but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the Annual Meeting; but shares held by a broker for the account of a customer who has not provided voting instructions to the broker and with respect to which the broker does not have authority to vote (“broker-non-votes”) will not be included in the calculation of the number of shares considered to be present at the Annual Meeting if the broker is unable to vote with respect to any matter.  If there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned to permit the further solicitation of proxies.

          A plurality of all votes cast at the meeting is required for the election of directors.  “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors.  A majority of all votes cast at the meeting is required for the adoption of each of Proposal 2, Proposal 3, and Proposal 4.  With respect to the election of directors and Proposals 2, 3, and 4, broker non-votes and abstentions shall have no effect.  Each Shareholder of record on the record voting date is entitled to one vote per share.  There are no cumulative voting rights.

          A copy of the Company’s Annual Report to Shareholders for its fiscal year ended June 30, 2006 accompanies this Proxy Statement.  The Company has filed an Annual Report on Form 10-K for its fiscal year ended June 30, 2006 with the U.S. Securities and Exchange Commission (“SEC”).  Shareholders may obtain, free of charge, a copy of such Annual Report on Form 10-K by writing to the Corporate Secretary at the Company’s address set forth above.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

          Beneficial ownership is determined in accordance with SEC regulations and means voting or investment power with regard to shares of Company Common Stock.  The number of shares beneficially owned by a person includes shares of the Company’s Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 31, 2006. The shares issuable pursuant to these options are deemed outstanding for computing the percentage ownership of the person holding these options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

          The following table lists the number of shares of the Company’s Common Stock beneficially owned as of August 31, 2006 by (1) all Shareholders known by the Company to beneficially own more than five percent of the Company’s outstanding Common Stock, (2) each of the Directors, (3) each executive officer of the Company named in the Summary Compensation Table below, and (4) all Directors and executive officers of the Company as a group:

Individual or Group (1)	Number of Shares of Common Stock Beneficially Owned as of August 31, 2006 (2)		Percent of Class

A. L. Giannopoulos
Chairman of the Board, President and Chief Executive Officer	280,000	(3)	Less than 1%
Louis M. Brown, Jr
Vice Chairman of the Board	363,926	(4)	Less than 1%
B. Gary Dando
Director	3,000	(5)	Less than 1%
John G. Puente
Director	24,000	(6)	Less than 1%
Dwight S. Taylor
Director	2,500		Less than 1%
William S. Watson
Director	2,200		Less than 1%
T. Paul Armstrong
Executive Vice President, Chief Technology Officer	307,885	(7)	Less than 1%
Bernard Jammet
Executive Vice President, Latin American Region	193,858	(8)	Less than 1%
Gary C. Kaufman.
Executive Vice President, Finance and Administration and Chief Financial Officer	224,950	(9)	Less than 1%
Thomas L. Patz .
Executive Vice President, Strategic Initiatives, General Counsel and Corporate Secretary	227,998	(10)	Less than 1%
Directors and Executive Officers as a Group (13 persons)	2,071,164	(11)	5.1%
Columbia Wanger Asset Management, L.P 227 West Monroe, Suite 3000, Chicago, IL 60606 (12)	2,970,700		7.6%
Neuberger Berman LLC 605 Third Avenue, New York, NY 10158 (12)	2,529,725		6.5%

(1)	Except as set forth herein, the business address of the named beneficial owner is c/o MICROS Systems, Inc., 7031 Columbia Gateway Drive, Columbia, Maryland 21046.

(2)

Information with respect to beneficial ownership is based on information furnished to the Company by each Shareholder.  Unless otherwise noted, sole voting and sole investing power is exercised by each individual.

(3)	Includes currently exercisable options to purchase 280,000 shares.

(4)	Includes options to purchase 256,666 shares that are currently exercisable or exercisable within 60 days.

(5)	Includes 2,000 shares of Common Stock jointly owned with his wife and 1,000 shares of Common Stock held by his wife, with respect to which Mr. Dando has transaction authority.

(6)	Does not include 2,000 shares of Common Stock held by his wife, with respect to which Mr. Puente disclaims any beneficial interest.

(7)	Includes options to purchase 239,332 shares currently exercisable or exercisable within 60 days.

(8)

Includes options to purchase 161,382 shares currently exercisable or exercisable within 60 days.  Does not include 4,000 shares of Common Stock held by his mother, with respect to which Mr. Jammet disclaims any beneficial interest.

(9)	Includes options to purchase 208,574 shares currently exercisable or exercisable within 60 days.

(10)	Includes options to purchase 212,822 shares currently exercisable or exercisable within 60 days.

(11)	Includes stock options to purchase 1,763,624 shares currently exercisable or exercisable within 60 days.

(12)	The information provided with respect to this beneficial owner in the table above is based upon information provided to MICROS by this beneficial owner as of August 31, 2006.

ELECTION OF DIRECTORS
(PROPOSAL 1)

          Six Directors are to be elected at the Annual Meeting, each to hold office until the 2007 Annual Meeting of Shareholders and until his successor is elected and qualified.  Unless authority to vote is expressly withheld, proxies received pursuant to this solicitation will be voted for the election of the six nominees named below.

          It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the Director nominees listed below.  Management believes that all such nominees will serve if elected as Directors.  If any of the nominees should for any reason not be available for election, proxies will be voted for the election of the remaining nominees and such substitute nominees as may be designated by the Board of Directors, unless the Board of Directors determines to reduce the size of the Board.

          Pursuant to the Company’s By-Laws, the number of Directors shall consist of no less than three and no more than nine Directors.  The Board previously has fixed the size of the Board of Directors at six members, and has nominated each of the incumbent Directors for re-election.

          During the fiscal year ended June 30, 2006, the Board of Directors held five regular meetings.  Each incumbent Director attended at least 75% of the total number of meetings of the Board of Directors and meetings of committees of the Board of Directors of which he was a member.

          The Audit Committee of the Board of Directors is comprised of Mr. Dando, who is the Audit Committee chairman, and Messrs. Puente and Watson.  The Board of Directors has determined that Mr. Dando is an “audit committee financial expert” as that term is defined in SEC regulations.  The Audit Committee met four times during the fiscal year ended June 30, 2006.  The Audit Committee reviews the financial statements of the Company and the scope of the independent annual audit.  It also reviews the Company’s internal accounting procedures and management’s report on the effectiveness of the Company’s internal controls over financial reporting, as well as the independent registered public accounting firm’s recommendations to management concerning the effectiveness of the Company’s internal financial and accounting controls.  In addition, the Audit Committee reviews and selects the firm to be engaged as the Company’s independent registered public accounting firm.  The Audit Committee also examines and considers other matters relating to the financial affairs of the Company as it determines appropriate, and has oversight responsibility for the Company’s internal audit function.  The Board of Directors has approved a written charter of the Audit Committee that defines its roles and responsibilities.  The Audit Committee’s written charter is available on the Company’s Internet site (http://www.micros.com/CompanyInformation/InvestorRelations/CorporateGovernance/).

          The Compensation Committee of the Board of Directors is comprised of Mr. Puente, who is the Compensation Committee chairman, and Messrs. Taylor and Watson.  The Compensation Committee met three times in the fiscal year ended June 30, 2006.  The Board of Directors has assigned the Compensation Committee the function of analyzing and approving, among other things, executive compensation, including executive bonuses, and the issuance of stock options under the 1991 Option Plan.  The Board of Directors has approved a written charter of the Compensation Committee that defines its roles and responsibilities, and this written charter is available on the Company’s Internet site (http://www.micros.com/CompanyInformation/InvestorRelations/CorporateGovernance/).

          The Nominating Committee of the Board of Directors is comprised of Messrs. Taylor and Watson.  The Nominating Committee did not convene any formal meetings in fiscal year 2006.  The nominees nominated in this Proxy Statement were selected and approved by unanimous resolution of the Board members who are deemed “independent” as defined by the rules of the NASDAQ Stock Exchange LLC.  The Nominating Committee has been assigned with the responsibility of identifying and interviewing individuals who may be qualified to serve as new Board members.  The Nominating Committee or the Board members who are deemed independent shall act unilaterally.  The Nominating Committee will consider recommendations for Director candidates from Shareholders provided there are vacancies.  Shareholder recommendations of candidates should be submitted in writing to the Company at 7031 Columbia Gateway Drive, Columbia, Maryland 21046-2289, Attention: Corporate Secretary.  To enable consideration of the candidate in connection with our 2007 Annual Meeting, a Shareholder must submit the following information by June 20, 2007: (i) the name of the candidate and detailed information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (ii) information about the relationship between the candidate and the recommending Shareholder; (iii) the consent of the candidate to serve as a Director; and (iv) proof of the number of shares of the Company’s common stock that the recommending Shareholder owns and the length of time the shares have been owned.  In considering any candidate proposed by a Shareholder, the Nominating Committee will reach its conclusion based on multiple criteria.  The Committee may seek additional information regarding the candidate.  After full consideration, the Shareholder proponent will be notified of the decision of the Committee.  The Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.  The Board of Directors has approved a written charter of the Nominating Committee that defines its roles and responsibilities, and this written charter is available on the Company’s Internet site (http://www.micros.com/CompanyInformation/InvestorRelations/CorporateGovernance/).

          The Board of Directors has determined that each of B. Gary Dando, John G. Puente, Dwight S. Taylor and William S. Watson is an independent director within the meaning of the rules of the NASDAQ Stock Market LLC.  In addition, the Board has determined that each of the members of the three Board committees is also independent within the meaning of the rules of the NASDAQ Stock Market LLC, including additional rules relating to Audit Committee members.

          Each nominee is currently serving as a member of the Board of Directors.  In general, the Nominating Committee, or those Board members who are deemed independent, select and approve candidates based on their business and professional experience, their range of skills and perspectives, and their commitment to ethical business practices.  When necessary to identify and evaluate nominees, the Nominating Committee does so through a variety of methods, including recommendations from Company management and other Board members, and information provided by Company management, Board members, and outside sources.

          Shareholders may send correspondence to the Board of Directors or to any individual Director at the following address: MICROS Systems, Inc., 7031 Columbia Gateway Drive, Columbia, Maryland 21046, ATTN: Corporate Secretary.  The communication should indicate that the sender is a Shareholder.  Based on procedures approved by the Board of Directors, the Corporate Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature or other topics that clearly are unrelated to Director responsibilities.  These types of communications will be logged and filed but not circulated to Directors.  The Corporate Secretary will review and log all other communications and subsequently deliver them to the specified Directors.

          The Company strongly encourages members of the Board of Directors to attend each Annual Meeting.  All members of the Board of Directors attended last year’s Annual Meeting (held on November 18, 2005), and all currently intend to attend the 2006 Annual Meeting.

Information As To Nominees

          The following table sets forth information regarding nominees for election as Directors:

Nominees for Directors	Age	Director Since	Position Held in MICROS

A. L. Giannopoulos	66	1992	Chairman, President, and Chief Executive Officer
Louis M. Brown, Jr.	63	1977	Vice Chairman of the Board
B. Gary Dando	64	2003	Director
John G. Puente	76	1996	Director
Dwight S. Taylor	61	1997	Director
William S. Watson	62	2000	Director

          The following are the brief biographical descriptions of the nominees for election as Directors:

          Louis M. Brown, Jr., 63, has been a Director of the Company since 1977.  Mr. Brown held the position of President and Chief Executive Officer of the Company from January 1986 until his appointment as Chairman of the Board in January 1987.  In April 2001, Mr. Brown tendered his resignation as Chairman, and was appointed Vice Chairman.  He also serves as Chairman of Precision Auto Care, Inc., a franchise company for the auto care industry.  Additionally, Mr. Brown serves as President and a director of IDEAS, Inc., a supplier of high technology, custom-engineered products and services.  Formerly, Mr. Brown served as Chairman of Autometric, Inc. and of Planning Systems, Inc.  He is a graduate of the Johns Hopkins University (B.E.S.-E.E.).

          B. Gary Dando, 64, has been a Director of the Company since November 2003.  Retiring in June 2001, Mr. Dando worked for Ernst & Young LLP for 37 years, the last 25 of which he served as a partner.  While at Ernst & Young LLP, Mr. Dando serviced a broad array of clients, including those in high technology, biosciences, government contracting, manufacturing and banking.  Mr. Dando also held positions of national and regional operational responsibility within Ernst & Young LLP in areas of practice management and operations, and co-authored various internal training publications, including those relating to audit procedures and government contracting.  Mr. Dando previously served on the board of directors and as chairman of the audit committee of PEC Solutions, Inc., a publicly held professional services firm, until it was acquired by Nortel in June 2005.  Additionally, Mr. Dando is currently a member of the Board of Trustees, University System of Maryland Foundation, Inc., where he is also a member of the Finance Committee and Chairman of the Spending Policy Committee, and the University of Maryland College Park Foundation, where he is a member of the Budget and Audit Committee.  Mr. Dando is a 1964 graduate of the University of Maryland, with a Bachelor of Science degree in Accounting.

          A. L. Giannopoulos, 66, has been a Director since March 1992 and was elected President and Chief Executive Officer of the Company in May 1993.  In April 2001, Mr. Giannopoulos was appointed Chairman of the Company’s Board of Directors.  Effective as of June 1, 1995, Mr. Giannopoulos resigned as General Manager of the Westinghouse Information and Security Systems Divisions, having been with Westinghouse for 30 years, and was hired by the Company pursuant to an Employment Agreement to terminate December 31, 1999, subsequently amended to terminate on June 30, 2009.  In prior assignments at Westinghouse, Mr. Giannopoulos was General Manager of the Automation Division and National Industrial Systems Sales Force, Industries Group.  Mr. Giannopoulos is a graduate of Lamar University with a Bachelor of Science degree in Electrical Engineering.

          John G. Puente, 76, has been a Director of the Company since May 1996.  Mr. Puente served as Chairman of Telogy Networks, Inc., a developer of communications software products until August 1999, at which time Texas Instruments acquired it.  Mr. Puente is on the Board of Directors of Primus Telecommunications, a long distance telecommunications service provider.  Previously, he was Chairman and Chief Executive Officer of Orion Network Systems, a company that provides satellite services and facilities.  Before joining Orion, Mr. Puente was Vice Chairman of M/A-Com, a supplier of microwave components and systems to the telecommunications industry.  He was a founder and Chairman of Digital Communications Corporation (now Hughes Network Systems) and SouthernNet, a fiber optic long distance company that merged to form Telecom USA and was later acquired by MCI.  Mr. Puente is a graduate of Polytechnic Institute of New York, and holds a Masters degree from Stevens Institute of Technology.  He is also Chairman of the Board of Trustees of Capitol College.

          Dwight S. Taylor, 61, has been a Director of the Company since 1997.  He is President of COPT Development & Construction Services, LLC, a commercial real estate development firm with offices in Columbia, Maryland, and a subsidiary of Corporate Offices Properties Trust, a publicly held real estate investment trust.  From 1984 until 1998, Mr. Taylor, was employed by Constellation Real Estate, Inc. in various capacities.  Mr. Taylor is also past President of the Maryland Chapter of the National Association of Industrial and Office Properties (“NAIOP”), and a member of the NAIOP National Board.  Mr. Taylor currently serves on the Trustee Boards of the Baltimore Polytechnic Institute Foundation, Capitol College, and Lincoln University.  He also serves on the Board of Directors of T. Rowe Price Group, Inc.  Mr. Taylor is a 1968 graduate of Lincoln University with a Bachelor of Arts degree in Economics.

          William S. Watson, 62, has been a Director of the Company since 2000.  He currently serves as Chairman of ISM, a Boston based advertising agency, which specializes in the travel and leisure industries and is the Managing Partner of ISM’s consulting arm, The Prism Partnership, LLC.  Mr. Watson also serves as Chairman and Executive Vice President of TLX, Inc., a provider of logistics solutions to the airline industry, based in Scottsdale, Arizona.  During his career, Mr. Watson also served as Vice President of Strategic Marketing for ITT-Sheraton Hotels, and Executive Vice President, Chief Operating Officer of Best Western International.  Mr. Watson is a 1964 graduate of Croydon Polytechnic, with a degree in Mechanical Engineering.

The Board of Directors recommends a vote FOR election of the six nominees as Directors.

EXECUTIVE COMPENSATION

          The following table shows all compensation earned in each of the last three fiscal years by the Company’s Chief Executive Officer and its four other most highly compensated executive officers (the “Named Executive Officers”):

Summary Compensation Table

	Fiscal Year	Annual Compensation			Long-Term Compensation	All Other Compensation (3)

Name and Principal Position		Salary	Bonus (1)	Other Annual Compensation (2)	Securities Underlying Options (#)

A. L. Giannopoulos	2006	$1,100,000	$934,080	$4,131,062	0	$7,500
Chairman, President and	2005	1,000,000	702,000	17,285,665	140,000	7,000
Chief Executive Officer	2004	820,000	590,000	955,963	140,000	6,500

Gary C. Kaufman	2006	660,000	498,744	8,396,423	80,000	7,500
Executive Vice President,	2005	600,000	351,000	6,440,116	90,000	7,176
Finance and Administration, and Chief Financial Officer	2004	500,000	295,000	1,932,400	100,000	6,250

Thomas L. Patz	2006	550,000	440,620	2,231,814	80,000	7,900
Executive Vice President,	2005	500,000	292,000	4,148,229	80,000	6,865
Strategic Initiatives, General Counsel and Corporate Secretary	2004	425,000	253,000	2,133,634	80,000	6,950

Bernard Jammet	2006	330,000	237,512	2,813,735	30,000	7,418
Executive Vice President,	2005	300,000	79,000	3,825,388	20,000	6,611
Latin American Region	2004	268,000	40,000	687,931	40,000	6,349

T. Paul Armstrong	2006	314,000	194,372	6,952,351	20,000	3,374
Executive Vice President,	2005	285,000	87,000	1,509,440	20,000	3,288
Chief Technology Officer	2004	255,000	125,000	478,556	20,000	3,409

(1)

Bonuses were paid to all recipients, as reviewed and approved by the Compensation Committee of the Board of Directors, based on financial performance (revenue and income before taxes) of the Company, relative to pre-established budgets.  See Compensation Committee Report on Executive Compensation for more detail.

(2)

Represents the aggregate difference between the actual exercise price of options granted and the fair market value of the Common Stock as of the date of option exercise.  This does not include perquisites or other personal benefits, as none were offered to the Named Executive Officers, other than standard health care benefits under a qualified plan for all employees.

(3)	Represents the Company’s contributions to the 401(k) savings plan for the Named Executive Officers.

Employment Agreements

          The Company has entered into an Employment Agreement with Mr. Giannopoulos that, as amended, expires on June 30, 2009.  The Agreement, as amended, provides the following compensation for Mr. Giannopoulos for the remainder of the term: (i) for fiscal year 2007, an annual salary of $1,500,000, with a bonus targeted at $700,000; (ii) for fiscal year 2008, an annual salary of $2,000,000, with a bonus targeted at $800,000; and (i) for fiscal year 2009, an annual salary of $2,000,000, with a bonus targeted at $900,000.  The actual amount of the bonus is tied to certain performance criteria but cannot exceed 200% of the targeted amount.  Mr. Giannopoulos shall be eligible to receive a termination payment equal to the aggregate balance of his salary and bonus for the remaining term of his Employment Agreement upon a change of control, which is defined as when a person, firm or group, by virtue of his, her or their ownership of at least 20% of the Common Stock of MICROS, shall have the power to control and direct the management and business affairs of MICROS.

          The Company has entered into an Employment Agreement with Mr. Kaufman that expires on September 30, 2009.  The Employment Agreement automatically renews each year for an additional one year, unless either party elects to terminate such.  The Agreement provides that Mr. Kaufman will be paid a base annual salary, and is eligible for a bonus.  The actual amount of the bonus is tied to certain performance criteria but cannot exceed 200% of the targeted amount.  The annual salary and target bonus may not be reduced once established.

          The Company has entered into an Employment Agreement with Mr. Patz that expires on September 30, 2009.  The Employment Agreement automatically renews each year for an additional one year, unless either party elects to terminate such.  The Agreement provides that Mr. Patz will be paid a base annual salary, and is eligible for a bonus.  The actual amount of the bonus is tied to certain performance criteria but cannot exceed 200% of the targeted amount.  The annual salary and target bonus may not be reduced once established.

Stock Options

          Certain full-time salaried officers and employees of the Company and its subsidiaries, and non-employee Company Directors, are eligible to participate in the MICROS Systems, Inc. 1991 Option Plan (the “1991 Option Plan”) which provides for the issuance of incentive stock options, non-qualified stock options, and stock appreciation rights.

          In general, an option may not be exercised within one year after the date of grant and becomes exercisable in installments during its term as determined by the Board of Directors or Compensation Committee, in accordance with the terms of the 1991 Option Plan.  If an option holder dies or becomes disabled, his or her option becomes fully exercisable and may be exercised for one year following the termination of employment.  If the option holder retires after attaining age 62, his or her option becomes fully exercisable and may be exercised for three months following retirement, unless otherwise extended by the Compensation Committee.  If termination occurs for any other reason, an option may be exercised, to the extent exercisable at termination, for 30 days after termination of employment.  No option may be exercised after the expiration of its term.  In the case of those options granted to Mr. Giannopoulos, all of those options not vested will vest upon his retirement, as he is currently over the retirement age of 62.  Further, even after his termination of employment, whether because of retirement, disability or death, his options shall continue in existence for a period of ten years after the actual grant date, exercisable at any time by either him or his estate, as the case may be, before each option’s expiration on the tenth year anniversary of the grant date.

          The exercise price of the shares of Common Stock covered by an option may not be less than the fair market value of the Common Stock on the date of grant, which is defined under the 1991 Option Plan to be a price not less than the last sales price on the date of grant reported for the Common Stock on the NASDAQ Global Select Market of the NASDAQ Stock Market LLC exchange.

          The following table sets forth the details of stock options granted to the individuals listed in the Summary Compensation Table during fiscal year 2006.  The second table in this Section shows the value of exercised and unexercised options for the individuals listed in the Summary Compensation Table at June 30, 2006.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)

Name	Options Granted (2)	% of Total Options Granted to Employees in 2006	Exercise Price Per Share	Expiration Date	5% ($)	10% ($)

A. L. Giannopoulos	0	0	N/A	N/A	N/A	N/A
Gary C. Kaufman	80,000	8.8	$47.43	11/19/15	$2,386,026	$6,046,659
Thomas L. Patz	80,000	8.8	47.43	11/19/15	2,386,026	6,046,659
Bernard Jammet	30,000	3.3	47.43	11/19/15	894,760	2,267,497
T. Paul Armstrong	20,000	2.2	47.43	11/19/15	596,507	1,511,665

(1) The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the SEC.  The resulting potential realizable values are based on the ten year terms of the options, and are determined based on the market price of the underlying Common Stock on the date of the option grant, less the option exercise price payable per share.  They do not represent the Company’s estimates or projections of the future trading prices of its Common Stock.  Unless the market price of the Common Stock appreciates over the option term, no value will be realized from these option grants.  Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, the future performance of the Company, overall business and market conditions, and the optionee’s continued employment with the Company throughout the entire vesting period and option term, which factors are not reflected in this table.

(2) Options to purchase 912,500 shares of Common Stock were granted to Company employees during fiscal year 2006.  All of the options granted have a straight-line, three year vesting period pursuant to which one third of the options vest on the first year anniversary of the grant, the second third vest on the second year anniversary of the grant, and the final third vest on the third year anniversary of the grant.

Aggregated Option Exercises in Last Fiscal Year And Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized (1)	Number of Securities Underlying Unexercised Options at 6/30/06		Value of Unexercised In-the- Money Options at 6/30/06 (2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

A. L. Giannopoulos	140,000	$4,131,062	280,000	0	$4,140,150	$0
Gary C. Kaufman	258,176	8,396,423	234,490	173,334	4,819,515	1,374,565
Thomas L. Patz	63,176	2,231,814	252,822	160,002	5,727,385	1,154,770
Bernard Jammet	67,950	2,813,735	161,382	56,668	3,516,760	439,655
T. Paul Armstrong	198,000	6,952,351	239,332	46,668	6,070,537	439,655

(1) Determined based on the market price of the Company’s Common Stock on the exercise date less the option exercise price paid for those shares.

(2)  Determined on the basis of the closing selling price per share of the Company’s Common Stock on the NASDAQ Global Select Market on June 30, 2006 ($43.68), less the option exercise price payable per share.

Supplemental Executive Retirement Plan

          On November 19, 2004, the Company’s Board of Directors (with Messrs. A.L. Giannopoulos and Louis M. Brown, Jr. abstaining) authorized the establishment of a Supplemental Executive Retirement Plan (the “Executive Retirement Plan”), to provide designated officers and executives of the Company with benefits upon retirement effective as of August 25, 2004 (the day the Board first authorized the implementation of the Executive Retirement Plan).  On April 27, 2005, the Company’s Board of Directors (with A.L. Giannopoulos and Louis M. Brown, Jr. abstaining as a result of their participation in this plan) amended the Executive Retirement Plan, to provide for vesting of benefits upon a participant’s death.  The plan is accounted for in accordance with SFAS 87, “Employers Accounting for Pensions”.

          The Board, in its sole discretion, selects the participants in the Executive Retirement Plan.  The Board may remove participants, or modify benefit accrual levels, for any participant who is not vested.  As of September 30, 2006, there were 15 participants in the Executive Retirement Plan, which includes all of the Named Executive Officers.  Under the terms of the Executive Retirement Plan, participants who are vested (or their designated beneficiaries upon death) will receive 10 annual payments over nine years commencing 6 months after the earlier of death or retirement on or after age 62.  Participants become vested after completing eight years of service with the Company and: (i) the participant attains age 62 (provided the person is employed by the Company on his or her 62nd birthday); or (ii) there is a change in control of the Company (which is defined in the Executive Retirement Plan to include, generally, the acquisition of 50% or more of the outstanding shares of Common Stock or the combined voting power of the securities of the Company entitled to vote generally in the election of directors, and corporate transactions immediately after which persons who hold 50% of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity did not hold Common Stock of the Company before the transaction); or (iii) the participant dies before attaining age 62.  However, the value of benefits under the Executive Retirement Plan is not based on years of service.  The payment amount is determined based on the participant’s age at retirement or death and the base salary received by the participant during the 12 months immediately preceding his or her retirement or death.  The annual payment amounts are as follows: 18% of final pay if the participant retires after his 62nd birthday but before his 63rd birthday or dies at any time before attaining age 63; 21% of final pay if the participant retires after his 63rd birthday but before his 64th birthday; 24% of final pay if the participant retires after his 64th birthday but before his 65th birthday; and 30% of final pay if the participant retires after his 65th birthday.

          The following table shows the estimated retirement benefit for each of the Named Executives from the Executive Retirement Plan, assuming retirement at age 65 (the “Normal Retirement”) and the Named Executive’s base salary remains constant at fiscal year 2006 amounts.

Name	Estimated Annual Benefit Starting at Age 65 ($)

A. L. Giannopoulos	$330,000
Gary C. Kaufman	198,000
Thomas L. Patz	165,000
Bernard Jammet	99,000
T. Paul Armstrong	94,200

          Commencing in July 2005, the Company has funded the benefits under the plan with corporate owned life insurance policies.  Effective August 2006, the corporate owned life insurance policies are held by a segregated trust (known as a “Rabbi Trust”), whose assets are subject to the claims of creditors of the Company.

Director Compensation

          Directors received a fee of $5,000 per quarter and an additional $1,500 for each Board of Directors meeting attended.  In addition, the per meeting fee for Audit Committee members, Compensation Committee members, and Nominating Committee members is $1,500.  Effective October 1, 2006, the chairman of the Audit Committee shall be paid an additional quarterly stipend in the amount of $3,000, given the additional workload associated with chairing the Audit Committee.  Members of the Board of Directors are reimbursed for travel and other reasonable out-of-pocket expenses.  Directors who are full-time, salaried employees of the Company or any of its subsidiaries or affiliates do not receive any fees for their services as members of the Board of Directors or any of its committees.  Additionally, any Director who is not “independent”, as defined by the rules of the NASDAQ Stock Exchange LLC, shall not be entitled to receive any fees associated with serving on the Board of Directors, or any of its committees, other than reimbursement for actual and usual costs and expenses associated with Board service.

          Effective June 30, 1995, as subsequently amended, the Company and Louis M. Brown, Jr., Vice Chairman of the Board, entered into a consulting agreement terminating June 30, 2007, pursuant to which Mr. Brown is to provide on the average 20 hours per week of consulting services to the Company in exchange for a base consulting fee of $250,000 per year plus an annual target bonus.  During fiscal 2006, the Company compensated Mr. Brown $408,520 for consulting fees, including a $158,520 annual target bonus that was accrued in fiscal year 2006 and paid in September 2006.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          In fiscal year 2006, the Company’s compensation for executives, including grants under the 1991 Option Plan, was administered by the Compensation Committee.  Set forth below is a report submitted by Messrs. Puente, Taylor and Watson, as members of the Company’s Compensation Committee, addressing the Company’s compensation policies for the last completed fiscal year, as they affected Mr. Giannopoulos, in his capacity as Chairman, President and Chief Executive Officer of the Company, and the other Named Executive Officers.

Components of Executive Compensation

          The basic premise of the Company’s executive compensation policy is to ensure a link between executive compensation and the creation of shareholder value, while motivating and retaining key employees.  The primary components of the compensation packages offered to the Company’s executive officers by the Company for the last completed fiscal year consisted of three basic elements - base salary, annual incentive bonus, and long-term incentives in the form of stock options and supplemental executive retirement plan.

Base Salary

          Base salaries of the executive officers, including the Named Executive Officers, reflect the evaluation of the Compensation Committee of the performance of the Company’s executive officers in the technology industry on an international, rather than a national, regional, or local level.  Although there is no fixed relationship between corporate performance and base salary, the Compensation Committee considers several factors in determining base salaries of the Company’s executive officers, including corporate performance, the increasing importance of their role in the Company’s operations on a consolidated basis, achievement of personal objectives, and the general effect of increases in the cost of living.  The Company periodically consults with compensation consulting and executive search firms, which make recommendations as to how the Company may adjust salary in certain situations to pay a level of compensation at least equal to the average of other companies of similar size and in similar industries to that of MICROS.  In fiscal year 2006, the Compensation Committee continued to evaluate, based on publicly available materials, compensation levels offered to executive officers by other companies similarly positioned to MICROS in terms of both size (revenue and income) and industry (including certain peer companies that are included in the S&P Application Software composite index).

          The Compensation Committee continues to attempt to offer compensation to the Company’s Named Executive Officers in amounts equal to that of other companies in competitive industries and with comparable levels of revenue.  Currently, the Compensation Committee considers the base salary and incentive bonus components of total compensation to be generally in the middle range of compensation as compared to compensation levels of other senior executives of companies in similar industries or of similar financial size (in terms of revenue and operating income).  Moreover, the Company considers that the compensation levels are comparable to those companies in the computer software and services peer group, including certain peer companies that are included in the S&P Application Software composite index.

Incentive Bonuses

          Before the commencement of each fiscal year, the Compensation Committee establishes “target bonuses” for each of the Named Executive Officers (other than for Mr. Giannopoulos, whose target bonus is stipulated in his employment agreement), based on the Named Executive Officer’s position and responsibilities.  Target bonuses are not guaranteed.  Evaluation of bonuses for the 2006 fiscal year was performed by the Compensation Committee based on the assessment of the Compensation Committee of both corporate-wide and business unit financial performance, as further discussed below.  For fiscal year 2006, incentive bonuses were paid to the Named Executive Officers and other employees.  With respect to Named Executive Officers who do not directly oversee a specific business unit, the bonus was calculated by the addition of the following two amounts: (i) the sum derived by multiplying 50% of the target bonus by a ratio, the numerator of which is the Company’s actual fiscal 2006 revenue, and the denominator of which is the budgeted 2006 revenue, provided that no bonus shall be paid under this prong if the ratio is less than 100%; and (ii) the sum derived by multiplying 50% of the target bonus by a ratio, the numerator of which is the Company’s actual fiscal 2006 income before taxes, and the denominator of which is the budgeted 2006 income before taxes, provided that no bonus shall be paid under this prong if the ratio is less than 100%.  With respect to Named Executive Officers who directly oversee a specific business unit, the bonus was calculated by the addition of the following two amounts: (i) the sum derived by multiplying 50% of the target bonus by a ratio, the numerator of which is the applicable business unit’s actual fiscal 2006 revenue, and the denominator of which is the budgeted 2006 revenue, provided that no bonus shall be paid under this prong if the ratio is less than 100%; and (ii) the sum derived by multiplying 50% of the target bonus by a ratio, the numerator of which is the business unit’s actual fiscal 2006 income before taxes, and the denominator of which is the budgeted 2006 income before taxes, provided that no bonus shall be paid under this prong if the ratio is less than 100%.  Additionally, for fiscal year 2006, the Compensation Committee awarded all of the Named Executive Officers an incremental bonus in recognition of the Company’s very strong performance for the 2006 fiscal year.

Stock Options

          Stock options for the purchase of 210,000 shares were granted to Named Executive Officers during fiscal year 2006.  The Compensation Committee’s allocation of stock options was not based on purely objective factors; rather, the Compensation Committee considered the employee’s current position, personal performance based on a multitude of factors, seniority, and Company performance in general.  Stock options constitute the element of executive compensation most linked to shareholder value inasmuch as their value increases directly with any increase in the price of the Company’s Common Stock.  The stock option awards tie executive compensation to stock performance, since the stock options will have value only if and to the extent the market price of the Company’s stock increases from the exercise price of the stock options.  Recommendations with respect to recipients and the number of options to be granted thereto are made by the Chairman, President and CEO based on the above factors, and submitted to the Compensation Committee for review and approval.  The exercise price is set at the fair market value for the Company’s Common Stock at the date of grant.  The Compensation Committee evaluates the recommendations, analyzing both the quantity of the proposed grants and the contributions of the proposed recipients.  The Compensation Committee will then, in its sole discretion, approve, reject or modify the proposed allocation of stock options.

Supplemental Executive Retirement Plan

          On November 19, 2004, the Company’s Board of Directors (with Messrs. A.L. Giannopoulos and Louis M. Brown, Jr. abstaining) authorized the establishment of a Supplemental Executive Retirement Plan (the “Executive Retirement Plan”).  The terms of the Executive Retirement Plan are provided above in the Section titled “Executive Compensation”.

Chief Executive Officer Compensation

          The Company considers that the compensation level of the Chief Executive Officer should be comparable to that of chief executive officers of companies in the computer software and services peer group (including certain peer companies that are included in the S&P Application Software composite index).  Effective June 1, 1995, Mr. Giannopoulos entered into an Employment Agreement with the Company, which, as amended, is in effect until June 30, 2009.  Under the Agreement for fiscal year 2006, Mr. Giannopoulos was entitled to receive a base salary of $1,100,000 and had a target bonus of $600,000 (based upon achieving 100% of the corporate objectives established by the Compensation Committee).  In determining Mr. Giannopoulos’ fiscal year 2006 bonus, the Compensation Committee utilized the following formulae: (i) the sum derived by multiplying 50% of the $600,000 target bonus (or $300,000) by a ratio, the numerator of which is the Company’s actual fiscal 2006 revenue, and the denominator of which is the budgeted 2006 revenue, provided that no bonus shall be paid under this prong if the ratio is less than 100%; and (ii) the sum derived by multiplying 50% of the $600,000 target bonus (or $300,000) by a ratio, the numerator of which is the Company’s actual fiscal 2006 income before taxes, and the denominator of which is the budgeted 2006 income before taxes, provided that no bonus shall be paid under this prong if the ratio is less than 100%.  Applying this formula, Mr. Giannopoulos earned a bonus of $634,080, which represents 102.87% of the first prong of the formula, and 108.49% of the second prong.  Additionally, for fiscal year 2006, the Compensation Committee awarded Mr. Giannopoulos an incremental bonus in the amount of $300,000 in recognition of the Company’s very strong performance for the 2006 fiscal year.

          The Committee has considered the impact of the provisions of Internal Revenue Code Section 162(m) which, in certain circumstances, disallow compensation deductions in excess of $1 million for any year with respect to the Company’s CEO and four other most highly compensated officers.  These provisions limited the Company’s compensation deductions in fiscal year 2006.  These provisions may limit the Company’s tax deductions for executive compensation in the future.

JOHN G. PUENTE (Chairman)
DWIGHT S. TAYLOR and WILLIAM S. WATSON
Members of the Compensation Committee

AUDIT COMMITTEE REPORT

          The Audit Committee of the Board of Directors of the Company is composed of three independent directors, as required by NASDAQ listing standards. The members of the Audit Committee are Messrs. Dando (Chairman), Puente and Watson.  The Audit Committee operates under a written charter adopted by the Board of Directors, as amended most recently on January 24, 2006, and is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors.  The Audit Committee’s written charter is available on the Company’s Internet site (http://www.micros.com/CompanyInformation/InvestorRelations/CorporateGovernance/).  Each year, the Audit Committee selects the Company’s independent registered public accounting firm.

          Management is responsible for the Company’s financial statements and the financial reporting process, and for an assessment of the effectiveness of the Company’s internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

          Accordingly, the Audit Committee has met and held discussions with both Company management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.  Each Audit Committee meeting commences with the participation of the Audit Committee members, staff from PricewaterhouseCoopers LLP, members of the Company’s internal audit group, and Company management, including members of the finance department; each meeting concludes with a private session between the Audit Committee members and the staff from PricewaterhouseCoopers LLP, without employees of the Company.  In fiscal year 2006, PricewaterhouseCoopers LLP provided updates in connection with the Sarbanes-Oxley Act of 2002, and related matters.  Additionally, at each Audit Committee meeting, the participants reviewed and discussed the effectiveness of management’s processes for the reviews of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.  Further, management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed the required matters in Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with PricewaterhouseCoopers LLP.

          The Audit Committee has established pre-approval policies and procedures for administering the engagement of PricewaterhouseCoopers LLP with respect to all services provided, including both audit and non-audit services.  Specifically, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to grant pre-approvals for the retention of PricewaterhouseCoopers LLP for both audit and non-audit services.  The Chairman of the Audit Committee thereafter presents to the full Audit Committee at each scheduled meeting those items that were requested and those items that were pre-approved.  The Audit Committee does not intend to change its pre-approval policies or procedures in fiscal year 2007.

          PricewaterhouseCoopers LLP also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee further considered whether the provision by PricewaterhouseCoopers LLP of international tax services is compatible with maintaining the auditors’ independence, and thereafter approved the engagement of PricewaterhouseCoopers LLP for the provision of such tax services.  In fiscal year 2006, both PricewaterhouseCoopers LLP and Ernst & Young LLP provided tax services to the Company; both PricewaterhouseCoopers LLP and Ernst & Young LLP will continue to provide tax services to the Company in fiscal year 2007.

          Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representation by management, and the disclosures by the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended June 30, 2006 and Management’s Report on Internal Controls Over Financial Reporting (as required under Rule 13a-15 promulgated under the 1934 Act) be included in the Company’s Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.  The Audit Committee has also recommended the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2007, subject to Shareholder ratification.

B. GARY DANDO (Chairman)
JOHN G. PUENTE and WILLIAM S. WATSON
Members of the Audit Committee

Stock Performance Graph

          The following line graph compares (1) the cumulative total Shareholder return on the Company’s Common Stock during the past five fiscal years, based on the market price of MICROS Systems, Inc. Common Stock, with (2) the cumulative total yearly return of the S&P 500 Index and (3) the S&P Application Software composite index.  The graph assumes $100 invested on June 30, 2001, in MICROS Systems, Inc. Common Stock, and an identical amount in the S&P 500 Index and the S&P 500 Application Software composite index, and assumes the reinvestment of dividends.

SHAREHOLDER RETURNS

Company/Index	Jun-01	Jun-02	Jun-03	Jun-04	Jun-05	Jun-06

MICROS Systems, Inc.	$100.00	$125.95	$150.00	$218.05	$406.82	$397.09
S&P 500 Index	$100.00	$82.01	$82.22	$97.93	$104.12	$113.11
S&P 500 Application Software	$100.00	$41.89	$44.23	$50.52	$58.03	$63.19

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          See “Executive Compensation – Director Compensation” for a description of the Company’s consulting agreement with Louis M. Brown, Jr., Vice Chairman of the Board.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
(PROPOSAL 2)

          Upon the recommendation of the Audit Committee, the Audit Committee of the Company’s Board of Directors has selected the firm of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2007.  The ratification of its selection is to be voted upon at the Annual Meeting.  PwC has served in this role since August 1990, and its selection was approved by the Shareholders at the last Annual Meeting. It is expected that representatives of PwC will be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if they so desire.  If the Shareholders do not ratify the Audit Committee’s selection of PwC, the Audit Committee will evaluate alternatives and consider the selection of another entity as its independent registered public accounting firm.

          The following is a summary of fees billed by PwC for audit and other professional services during fiscal years 2006 and 2005:

	2006	2005

AUDIT FEES include the review of interim consolidated financial statements, annual audit of the consolidated financial statements and the management’s report on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley, required statutory audits of certain foreign subsidiaries and assistance with SEC filings	$2,720,910	$3,461,361
AUDIT RELATED FEES include the review of SEC matters	0	48,036
TAX FEES include tax compliance, transactional consulting, tax advice for multi-state and global restructuring and assistance with certain foreign regulatory filings	100,961	59,630
ALL OTHER FEES include license fees for online financial reporting and assurance literature. Fiscal year 2006 also includes consulting fees for other international consulting services	22,381	2,445

TOTAL FEES	$2,844,252	$3,571,472

          The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the 2007 fiscal year.

AMENDMENT TO THE
1991 STOCK OPTION PLAN
(EXTENSION OF TERM UNTIL DECEMBER 31, 2010)
(PROPOSAL 3)

          The 1991 Option Plan, as amended by the Shareholders, shall expire on December 31, 2006.  Accordingly, the 1991 Option Plan expires this year.  To effectuate the ongoing purposes of the 1991 Option Plan, including providing compensation and retention incentives for Company employees, and hiring bonuses for prospective employees, it is necessary to extend the 1991 Option Plan.  The Board of Directors believes that the extension of the term of the MICROS Systems, Inc. 1991 Stock Option Plan until December 31, 2010 is in the best interests of all Shareholders.  If the 1991 Option Plan were to expire, the Company could no longer grant the remaining available options to employees under the existing 1991 Option Plan after December 31, 2006.  The Board of Directors believes that the Company’s inability to grant options would materially and adversely impact the Company’s ability to offer competitive pay packages.  The proposed amendment: (i) does not extend the term of any options previously extended; and (ii) does not provide for the right to offer options in the future with any term in excess of that currently permitted (which is ten years).

          The affirmative vote of a majority of all votes cast by the Shareholders at a meeting at which a quorum is present is required in order to adopt the amendment to the 1991 Option Plan.

          The principal features of the 1991 Option Plan are summarized below.  The summary is qualified by reference to the complete text of the 1991 Option Plan, which is attached as Exhibit A.

Purpose

          The purpose of the 1991 Option Plan is to provide a performance incentive to certain officers and other key employees of the Company and its subsidiaries in order that such persons may acquire a (or increase their) proprietary interest in the Company and to encourage such persons to remain in the employ of the Company and its subsidiaries.  In addition, non-employee Directors may participate in the 1991 Option Plan.

Administration

          The 1991 Option Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors (individually and collectively, the “Administrating Committee”).  Currently, the Compensation Committee of the Board of Directors serves as the Administrating Committee.  The members of the Administrating Committee must be “non-employee directors” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the 1934 Act.

          The Administrating Committee determines the persons to whom options are granted, the terms of the options and the number of shares covered by each option.

Duration, Amendment and Termination

          The 1991 Option Plan became effective as of September 23, 1991 and currently will terminate on December 31, 2006, unless sooner terminated by the Board of Directors.  If the proposed amendment is approved by the Shareholders, the 1991 Option Plan will terminate on December 31, 2010, unless sooner terminated by the Board of Directors.

          In addition to the power to terminate the 1991 Option Plan at any time, the Board of Directors also has the power to amend the 1991 Option Plan; provided, no amendment to the 1991 Option Plan may be made without Shareholder approval if the amendment would (i) change the minimum option prices set forth in the 1991 Option Plan, (ii) increase the maximum term of options, (iii) materially increase the benefits accruing to the participants under the 1991 Option Plan, (iv) materially increase the number of shares of Common Stock that may be subject to options under the 1991 Stock Option Plan, or (v) materially modify the requirements as to eligibility under the 1991 Option Plan.

Eligibility

          The 1991 Option Plan provides for the grant of options to non-employee directors, officers and other key employees of the Company and its subsidiaries.  As described below, non-employee directors may be granted only non-qualified options.  In fiscal year 2006, 261 officers and other key employees had been granted options under the 1991 Option Plan.

Awards Under the 1991 Option Plan

          Since its inception, the 1991 Option Plan reserved a total of 15,800,000 shares of the Company’s Common Stock, which have and may be issued pursuant to options under the 1991 Option Plan.  If Proposal No. 4 is approved by the Shareholders, the total number of shares reserved for issuance under the plan will increase to 16,400,000.  At this Annual Meeting, the Shareholders are being requested to consider and approve the adoption of an amendment to the 1991 Option Plan to authorize the issuance of an additional 600,000 shares of Common Stock under the Option Plan.  As of October 10, 2006, the closing market price for the Company’s Common Stock was $49.47 per share.  The 1991 Option Plan provides for the grant of incentive stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and non-qualified options.  If an option expires without being exercised in full, such shares of Company Common Stock underlying options that were not exercised are again available for grant under the 1991 Option Plan.

          The type and term of each option granted under the 1991 Option Plan are determined by the Compensation Committee.  The option price per share shall not be less than the fair market value of the Company’s Common Stock at the date of grant of the option.  Fair market value is equal to a price not less than the last sales price on the date of grant reported for the Common Stock on the NASDAQ Global Select Market of the NASDAQ Stock Market LLC exchange.  An option may contain such other terms, not inconsistent with the terms of the 1991 Option Plan, as are deemed appropriate by the Administrating Committee, including a provision that allows the Company to re-acquire an option for cash.

Exercise of Options

          An option may be exercised by an optionee by delivery to the Company of the exercise price which must be paid either:  (i) in cash or check; or (ii) at the discretion of the Administrating Committee, by delivery of previously owned shares of Common Stock or by a combination of cash and Common Stock.

          The term of an option may not exceed ten (10) years.  An option is exercisable in such installments and at such times during its term as determined by the Compensation Committee.  To the extent not exercised, installments are cumulative and may be exercised in whole or in part at any time after becoming exercisable until the option expires.

          With respect to incentive stock options, the aggregate fair market value of shares underlying options that first may become exercisable by an optionee during any year may not exceed $100,000.

Termination of Employment

          Except as otherwise determined by the Administrating Committee, the following terms will apply upon an optionee’s termination of employment or service as a non-employee Director.

          If the optionee’s employment (or service as a non-employee Director) terminates by reason of death, all options become fully exercisable and may be exercised by the optionee’s estate within one year after the date of such death but not later than the date on which such options would otherwise expire.

          If the optionee’s employment (or service as a non-employee Director) is terminated as a result of disability, all options become fully exercisable and may be exercised within one year after such termination but not later than the date on which such options would otherwise expire.

          If an optionee’s employment is terminated on or after age 62 in accordance with the Company’s normal retirement policies, all options become fully exercisable and, except as otherwise approved by the Administrating Committee, may be exercised for a period of three months after such termination, but not later than the date on which the options would otherwise expire; if the optionee dies during the three month period, the optionee’s estate may exercise the option until the first anniversary of the date of the optionee’s termination, but no later than the date on which such options would otherwise expire.

          If an optionee’s employment (or service as a non-employee Director) terminates other than for retirement, death or disability, the options held by such optionee, to the extent exercisable as of the date of termination, may be exercised at any time during the thirty (30) day period immediately following the date of termination, but not after the date on which such options would otherwise expire.  However, if termination is on account of misconduct or any act that is adverse to the Company, all options expire as of the date of termination.

          An optionee’s estate means the optionee’s legal representative or any person who acquires the right to exercise an option by reason of the optionee’s death.

Restriction on Transfer

          Options are transferable only by will or by the laws of descent and distribution.  During an optionee’s lifetime, an option may be exercised only by the optionee.

Federal Income Tax Treatment

          Incentive Stock Options

          Incentive stock options under the 1991 Option Plan are intended to meet the requirements of Section 422 of the Code.  There are no tax liabilities to the optionee upon the grant of an incentive stock option.  In general, if an optionee acquires stock upon the exercise of an incentive stock option, no income will result to the optionee upon such exercise and the Company will not be allowed a deduction as a result of such exercise provided the optionee makes no disposition of the stock within two years from the date of grant and one year after the option is exercised.  The basis to the optionee of shares acquired on the exercise of an incentive stock option will be equal to the exercise price.  Any gain or loss realized upon the sale of the shares acquired will be treated as capital gains or loss, as applicable.

          If the optionee fails to satisfy the one- or two-year holding periods described above, the optionee will be treated as having received ordinary income at the time of the disposition of the stock generally equal to the excess of the value of the stock on the date of exercise (or, if less, the amount realized from the disposition) over the exercise price.  Any gain in excess of the amount treated as ordinary income will be treated as capital gain.  The Company will be entitled to a deduction for the amount taxable to the optionee as ordinary income.

          Although the exercise of an incentive stock option will not result in regular income tax liability to an optionee, it may subject the optionee to liability for the “alternative minimum tax.”

          Non-Qualified Options

          There are no tax liabilities to the optionee upon the grant of a non-qualified option.  In general, an optionee who exercises a non-qualified option will recognize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and the Company will be entitled to a deduction in the same amount.  The optionee’s basis in such shares will generally be the fair market value on the date of exercise, and when he/she disposes of the shares, he/she will recognize capital gain or loss.

          The Board of Directors recommends a vote FOR the proposal to extend the term of the MICROS Systems, Inc. 1991 Stock Option Plan.

AMENDMENT TO THE
1991 STOCK OPTION PLAN
(INCREASE IN THE NUMBER OF SHARES ISSUABLE UNDER THE PLAN)
(PROPOSAL 4)

Introduction

          The MICROS Systems, Inc. 1991 Stock Option Plan (the “1991 Option Plan”) was initially approved by Shareholders at the 1991 Annual Meeting.  Amendments over the last 15 years, authorized pursuant to Shareholder approval, and two two-for-one stock splits effected in the form of a stock dividend (in the fourth quarter of fiscal year 1998 and in the third quarter of fiscal year 2005) have increased the number of shares authorized for issuance under the 1991 Option Plan to 15,800,000.  At this Annual Meeting, the Shareholders are being requested to consider the adoption of an amendment to the 1991 Option Plan to authorize the issuance of an additional 600,000 shares of Common Stock under the 1991 Option Plan through the grant of incentive stock options and nonqualified options.  The increase is being requested to assure that the Company has a sufficient number of options to use to compensate, reward and incentivize employees, and to use as a powerful recruitment incentive.  The Company last sought and obtained the approval of the Shareholders to authorize additional shares of Common Stock at the 2005 Annual Meeting of Shareholders.

          The affirmative vote of a majority of all votes cast by Shareholders at a meeting at which a quorum is present is required to adopt the amendment to the 1991 Option Plan.

          The principal features of the 1991 Option Plan are summarized above.  The summary is qualified by reference to the complete text of the 1991 Option Plan, which is attached as Exhibit A.

          The Board of Directors recommends a vote FOR the proposal to increase the number of shares issuable under the MICROS Systems, Inc. 1991 Stock Option Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the 1934 Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the US Securities and Exchange Commission (“SEC”).  Executive officers, Directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely on its review of the copies of such forms received by it, the Company believes that during fiscal year 2006 all filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners have been satisfied.

EQUITY COMPENSATION PLAN INFORMATION

As of June 30, 2006

Plan category	Number of securities to be issued upon Exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,809,971	$25.34	1,630,258
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	4,809,971	$25.34	1,630,258

SUBMISSION OF SHAREHOLDER PROPOSALS

          Any proposals submitted by Shareholders for inclusion in the Company’s proxy statement and proxy for the 2007 Annual Meeting of Shareholders of the Company must be addressed to the attention of the Corporate Secretary c/o MICROS Systems, Inc., 7031 Columbia Gateway Drive, Columbia, Maryland 21046, and received no later than June 20, 2007.  Such proposals must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

          In connection with any proposal submitted by Shareholders for consideration at the 2007 Annual Meeting of Shareholders, other than proposals submitted for inclusion in the Company’s proxy statement and proxy, the persons named in the form of proxy provided by the Company may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how such persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by the Company at the address included in the preceding paragraph by September 3, 2007.  The Chairman of the Annual Meeting may refuse to acknowledge the introduction of any Shareholder proposal or Director nomination not made in compliance with the foregoing procedures.

OTHER MATTERS

          The Board of Directors is not aware of any matters other than those discussed herein that are to be presented for action at the Annual Meeting.  If any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote in regard thereto according to their best judgment.

By Order of the Board of Directors,

Columbia, Maryland	/s/Thomas L. Patz
October 18, 2006
Thomas L. Patz, Executive Vice President,
Strategic Initiatives, General Counsel and
Corporate Secretary

EXHIBIT A
MICROS SYSTEMS, INC.
1991 STOCK OPTION PLAN
(REFLECTING PROPOSED AMENDMENTS)

          1.  PURPOSE OF PLAN.  The purpose of the MICROS Systems, Inc. 1991 Stock Option Plan, as amended (the “Plan”), is to serve as a performance incentive and to encourage the ownership of MICROS Systems, Inc. (the “Company”) stock by key employees of the Company and its subsidiaries (including officers and directors) so that the person to whom the option is granted may acquire a (or increase his or her) proprietary interest in the Company and its subsidiaries and in order to encourage such person to remain in the employ of the Company or its subsidiaries.  In addition, nonemployee directors may participate in the Plan as provided herein.  Options granted pursuant to the Plan may consist of incentive stock options (“ISOs”) (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) and nonqualified options.

          2.  ADMINISTRATION.  The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors; except that if and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board of Directors.  The Committee shall consist of not less than two (2) members of the Board of Directors.  Members of the Committee shall be “non-employee directors” (within the meaning of Rule 240.16(b)-3 of the Securities and Exchange Commission).

          The Committee shall determine the purchase price of the stock covered by each option, the employees and nonemployee directors to whom, and the time or times at which, options shall be granted, the number of shares to be covered by each option, and the term of each option.  In addition, the Committee shall have the power and authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements (which need not be identical) and to make all other determinations deemed necessary or advisable for the administration of the Plan.

          If the Committee is appointed, the Board of Directors shall designate one of the members of the Committee as chairman and the Committee shall hold meetings at such times and places as it shall deem advisable.  A majority of the Committee members shall constitute a quorum.  All determinations of the Committee shall be made by a majority of its members.  Any decision or determination reduced to writing and signed by all the Committee members shall be fully as effective as if it had been made by a vote at a meeting duly called and held.  The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

          3.  EFFECTIVENESS AND TERMINATION OF PLAN.

          (a)  The Plan shall become effective as of September 23, 1991.

          (b)  This Plan shall terminate on the earliest of (i) December 31, 2010, (ii) the date when all shares of the Company’s Common Stock (the “Shares”) reserved for issuance under the Plan have been acquired through the exercise of options granted under the Plan, or (iii) such earlier date as determined by the Board of Directors.  Any option outstanding under the Plan at the time of the Plan’s termination shall remain in effect in accordance with its terms and conditions and those of the Plan.

          4.  GRANTEES.  Subject to Section 2, options may be granted to key employees (including directors and officers) and nonemployee directors of the Company and its subsidiaries as determined by the Committee (each such employee or director, a “Grantee”); provided, however, ISOs shall only be granted to employees.

          5.  THE SHARES.  Subject to Section 7, the aggregate number of Shares which may be issued under the Plan shall be 16,400,000.  Such number of Shares may be set aside out of the authorized but unissued Common Stock not reserved for any other purpose or out of Common Stock held in or acquired for the treasury of the Company.  If all or part of an expired option is unexercised, the Shares which were not exercised may again be available for grant under the Plan.

          6.  GRANT, TERMS AND CONDITIONS OF OPTIONS.  Options may be granted by the Committee at any time and from time to time prior to the termination of the Plan.  Except as hereinafter provided, options granted pursuant to the Plan shall be subject to the following terms and conditions.

          (a)  Price.  The purchase price of the Shares subject to an option shall be no less than the fair market value of the Shares at the time of grant; provided, however, if an ISO is granted to a person owning Common Stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company as defined in Section 422 of the code (“10% Shareholder”), the purchase price shall be no less than 110% of the fair market value of the Shares.  The fair market value of the Shares shall be determined by and in accordance with procedures to be established by the Committee, whose determination shall be final.

          If the Common Stock is admitted to trading on a national securities exchange on the date the option is granted, fair market value shall not be less than the last sales price reported for the Common Stock on such exchange on such date or on the last date preceding such date on which a sale was reported.

          Except as set forth in the following sentence, the exercise price shall be paid in full in United States dollars in cash or by check at the time of exercise.  At the discretion of the Committee, the exercise price may be paid (i) by delivery of Common Stock already owned by, and in possession of, the Grantee; (ii) by delivery of any combination of United States dollars or Common Stock or (iii) through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or any successor regulation of the agency then responsible for administering margin regulations pertaining to securities brokers.

          (b)  Limit on Incentive Option Amount.  Notwithstanding any provisions contained herein to the contrary, the Shares covered by an ISO granted to a Grantee which are exercisable for the first time during any calendar year shall not exceed the $100,000 limitation in Section 422 of the Code.

          (c)  Duration and Exercise of Options.  An option may be granted for a term as determined by the Committee but not exceeding ten (10) years from the date of grant; provided, however, the term of an ISO granted to a 10% Shareholder may not exceed five (5) years.  Options shall be exercised at such time and in such amounts (up to the full amount thereof) as may be determined by the Committee at the time of grant.  If an option is exercisable in installments, the Committee shall determine what events, if any, will accelerate the exercise of the option.

          The Plan shall be subject to approval by the Company’s shareholders within one (1) year from the date on which it was adopted.  Prior to such shareholder approval, options may be granted under the Plan, but any such option shall not be exercisable prior to such shareholder approval.  If the Plan is not approved by the Company’s shareholders, the Plan shall terminate and all options theretofore granted under the Plan shall terminate and become null and void.

           (d)  Termination of Employment.  Except as otherwise determined by the Committee, upon the termination of a Grantee’s employment (or service as a nonemployee director), the Grantee’s rights to exercise an option shall be as follows:

                  i)  If the Grantee’s employment (or service as a nonemployee director) is terminated on account of total and permanent disability (pursuant to the Company’s long-term disability plan for Grantees who are employees) and as defined in Section 22(e)(3) of the Code), any option shall become fully (100%) vested as of the date of termination and may be exercised by the Grantee (or by the Grantee’s estate if the Grantee dies after termination) at any time within one (1) year after termination on account of disability but in no event after the expiration of the term of the option.

                  ii)  In the case of a Grantee whose employment (or service as a nonemployee director) is terminated by death, any option shall become fully (100%) vested as of the date of death and the Grantee’s estate shall have the right for a period of one (1) year following the date of such death to exercise the option but in no event after the expiration of the term of the option.

                  iii)  In the case of a Grantee who retires from the Company and its subsidiaries after attaining age 62, an option shall become fully (100%) vested as of the date of retirement and the Grantee may, within the three-month period following retirement, exercise such option but in no event after the expiration of the term of the option.  If the Grantee dies during such three-month period, the Grantee’s estate may exercise such option during the period ending on the first anniversary of the Grantee’s retirement but in no event after the expiration of the term of the option.

                  iv)  In the case of a Grantee whose employment with the Company and its subsidiaries (or service as a nonemployee director) is terminated for any reason other than death, disability or retirement, the Grantee (or the Grantee’s estate in the event of the Grantee’s death after such termination) may, within the 30-day period following such termination, exercise an option to the extent the right to exercise had accrued prior to such termination but in no event after the expiration of the term of the option. Notwithstanding the foregoing, if the Grantee’s termination of employment is on account of misconduct or any act that is adverse to the Company, the Grantee’s option shall expire as of the date of termination of employment.

                  v)  A Grantee’s “estate” shall mean the Grantee’s legal representative or any person who acquires the right to exercise an option by reason of the Grantee’s death.  The Committee may in its discretion require the transferee of a Grantee to supply it with written notice of the Grantee’s death or disability and to supply it with a copy of the will (in the case of the Grantee’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an option.  The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

          (e)  Transferability of Option.  Options shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the Grantee’s lifetime only by the Grantee.

           (f)  Form, Modification, Extension and Renewal of Options.  Subject to the terms and conditions and within the limitations of the Plan, an option shall be evidenced by such form of agreement as is approved by the Committee, and consistent with the terms hereof.  Notwithstanding the foregoing, no modification of an option shall, without the consent of the Grantee, alter or impair any rights or obligations under any option theretofore granted under the Plan nor shall any modification be made which shall adversely affect the status of an ISO as an incentive stock option under Section 422 of the Code.

          (g)  Minimum Number of Shares.  The minimum number of Shares for which an option may be exercised at any time shall be 100 shares, unless the unexercised portion of the option covers a lesser number of Shares.

           (h)  Maximum Number of Shares.  Subject to adjustments as provided in Section 7(a) hereof, the maximum number of Shares subject to options that may be granted hereunder during any one fiscal year of the Company to any one individual shall be limited to 200,000 Shares.

           (i)  Other Terms and Conditions.  Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms of the Plan, as the Committee shall deem appropriate, including a provision permitting the Company or a subsidiary to reacquire an option for cash.

          7.  CAPITAL STRUCTURE CHANGES.

          (a)  If the outstanding shares of the Company’s Common Stock are increased, decreased or changed into, or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, the Board of Directors shall make appropriate and proportionate adjustments in the number, kinds and limits of shares available for options pursuant to the Plan or subject to any outstanding options and in the purchase price therefore.  The determination of the Board of Directors as to such adjustments shall be conclusive.

           (b)  Fractional Shares resulting from any adjustment in options pursuant to Section 7 shall be eliminated at the time of exercise by rounding-down for fractions less than one-half (1/2) and rounding-up for fractions equal to or greater than one-half (1/2).  No cash settlements shall be made with respect to fractional Shares eliminated by rounding.  Notice of any adjustments shall be given by the Committee to each Grantee whose option has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

           (c)  Upon dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation in which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, the Plan and options issued thereunder shall terminate, unless provision is made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of new options of the successor employer corporation or a parent or subsidiary thereof, with appropriate adjustment as to the number and kinds of shares and the per share exercise price.  In the event of such termination, all outstanding options shall be exercisable in full for at least 30 days prior to the termination date whether or not otherwise exercisable during such period.

           (d)  Options may be granted under this Plan from time to time in substitution for similar options held by employees of corporations who become or are about to become employees of the Company or a subsidiary as the result of a merger or consolidation, the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of the fifty percent (50%) or more of the stock of the employing corporation causing it to become a subsidiary.

          8.  SECURITIES LAW REQUIREMENTS.  No option granted pursuant to this Plan shall be exercisable in whole or in part nor shall the Company be obligated to sell any Shares subject to any such option if such exercise or sale, in the opinion of counsel for the Company, violates the Securities Act of 1933 (or other federal or state statutes having similar requirements).  Each option shall be subject to the further requirement that, if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Shares subject to such option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the granting of such option or the issuance of Shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.  The Committee may require each person purchasing Shares pursuant to an option to represent to and agree with the Company in writing that he is acquiring the Shares without a view to distribution thereof.  The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.  All certificates for Shares delivered under the Plan shall be subject to stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          9.  AMENDMENTS.  The Board of Directors may amend or terminate the Plan in whole or in part as it deems appropriate and proper; provided, however, except as provided in Section 7, (i) without shareholder approval no action may be taken which changes the minimum option price, increases the maximum term of options, materially increases the benefits accruing to Grantees under the Plan, materially increases the number of Shares which may be subject to options pursuant to this Plan, or materially modifies the requirements as to eligibility for participation hereunder, and (ii) without the consent of the Grantee, no action may be taken which adversely affects the rights of such Grantee concerning an option.

          10.  NO EMPLOYMENT RIGHT.  Neither this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or employee of the Company or any of its subsidiaries.

          11.  INDEMNIFICATION.  Each person who is or at any time serves as a member of the Board of Directors or the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to this Plan.

          Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend the same on such person’s own behalf.  The foregoing persons may be entitled to other indemnities under the charter or by-laws of the Company or any of its subsidiaries, as a matter of law, or under any power that the Company or a subsidiary may have.

          12.  GOVERNING LAW.  Except to the extent preempted by federal law, all matters relating to this Plan or to options granted hereunder shall be governed by the laws of the State of Maryland.

          13.  EXPENSES; PROCEEDS.  The expenses of implementing and administering this Plan shall be borne by the Company and its subsidiaries.  Proceeds from the sale of Common Stock under the Plan shall constitute general funds of the Company.

          14.  TITLES AND HEADINGS.  The titles and headings of the Sections in this Plan are for convenience of reference only; in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY MICROS SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF
 THE BOARD OF DIRECTORS

        The undersigned Shareholder of MICROS Systems, Inc. (“MICROS” or the “Company”) hereby appoints A.L. Giannopoulos and Louis M. Brown, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated below, all the shares of Common Stock of the Company held on record by the undersigned on October 4, 2006, at the Annual Meeting of Shareholders to be held at 11:00 a.m. on November 17, 2006, at the MICROS Corporate Headquarters Building, 7031 Columbia Gateway Drive, Columbia, Maryland, 21046, or at any adjournments thereof. The Board of Directors recommends a vote for the election of Directors and for all Proposals.

		FOR	WITH- HOLD	FOR ALL EXCEPT

1.	Election of Directors (Proposal 1)	☐	☐	☐

A.L. Giannopoulos, Louis M. Brown, Jr., B. Gary Dando, John G. Puente, Dwight S. Taylor, William S. Watson
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the 2007 fiscal year (Proposal 2)	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.

Proposal to approve the amendment to the Company’s 1991 Stock Option Plan which currently is scheduled to expire on December 31, 2006, so as to provide for an extension of the existing Option Plan until December 31, 2010 (Proposal 3)

		☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	Proposal to approve the amendment to the Company’s 1991 Stock Option Plan to authorize the issuance of an additional 600,000 shares of Common Stock (Proposal 4)	☐	☐	☐

        This proxy will be voted as directed by the undersigned Shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS 2, 3 AND 4. The Proxies are authorized, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof. The undersigned Shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned Shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

        When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below
Date

Shareholder sign above	Co-holder (if any) sign above
*Sign your name exactly as it appears above.

Detach above card, sign, date and mail in postage paid envelope provided.

MICROS SYSTEMS, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

          If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.